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                                                                    Exhibit 4.14


                           COMPANY SECURITY AGREEMENT


     This COMPANY SECURITY AGREEMENT ("SECURITY AGREEMENT"), dated as of January 31, 2002, is between Alternative Resources Corporation, a Delaware corporation ("DEBTOR"), Wynnchurch Capital Partners, L.P., a Delaware limited partnership ("WYNNCHURCH") and Wynnchurch Capital Partners Canada, L.P., an Alberta, Canada limited partnership ("WYNNCHURCH CANADA") (each of Wynnchurch and Wynnchurch Canada, a "PURCHASER", and collectively, the "PURCHASERS").

                                    RECITALS:

     A. Debtor and the Purchasers have entered into a Securities Purchase Agreement of even date herewith (as the same may be amended, modified, supplemented or restated from time to time, the "SECURITIES PURCHASE AGREEMENT"), pursuant to which Debtor has issued the Notes and Warrants subject to the terms and conditions set forth in the Securities Purchase Agreement.

     B. The conditions precedent to the obligation of Purchasers to purchase the Notes and Warrants include the execution and delivery by Debtor of this Security Agreement and the performance by Debtor of its obligations hereunder.

     NOW, THEREFORE, in order to induce Purchasers to purchase the Purchased Securities, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

     1. DEFINITIONS. All terms used herein which are defined in the Illinois Uniform Commercial Code (as the same may be amended and in effect from time to time, the "CODE") shall have the same meaning herein as in the Code unless the context in which such terms are used herein indicates otherwise. All capitalized terms used but not elsewhere defined in this Security Agreement shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement. As used herein, the following terms have the following meanings:

          1.1 DEBTOR'S OBLIGATIONS means the obligations of the Debtor to the Purchasers arising under the Notes.

          1.2 INTERCREDITOR AGREEMENT means the Intercreditor and Subordination Agreement of even date herewith among the Purchasers, Debtor, ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers, Inc. and FCC.

          1.3 PERMITTED LIENS means liens permitted pursuant to the terms of the Securities Purchase Agreement.

     2. SECURITY INTERESTS. In order to secure Debtor's Obligations, Debtor hereby grants to Purchasers a security interest in all tangible or intangible property and assets of Debtor, whether


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now owned or hereafter acquired, and all additions and accessions thereto and replacements therefor and proceeds and products thereof (collectively referred to as "COLLATERAL"), including, without limitation, the property and assets described below:

          2.1 all tangible personal property (the "TANGIBLE COLLATERAL"), including without limitation all present and future goods, inventory (including, without limitation, all merchandise, raw materials, work in process, finished goods and supplies), machinery, equipment, motor vehicles, rolling stock, tools, furniture, real property, fixtures, office supplies, computers, computer software and associated equipment, whether now owned or hereafter acquired, including, without limitation, all tangible personal property used in the operation of the business of Debtor;

          2.2 all rights under all present and future authorizations, permits, licenses and franchises issued, granted or licensed to the Debtor for the operation of its business;

          2.3 all patents of Debtor;

          2.4 all trademarks of Debtor;

          2.5 all copyrights of Debtor;

          2.6 the entire goodwill of business of the Debtor and all other general intangibles (including know-how, trade secrets, customer lists, proprietary information, inventions, domain names, methods, procedures and formulae) connected with the use of and symbolized by any patents, trademarks or copyrights of Debtor;

          2.7 all rights under all present and future vendor or customer contracts and all franchise, distribution, design, consulting, construction, engineering, management and advertising and related agreements;

          2.8 all rights under all present and future leases of real and personal property ; and

          2.9 all other personal property, including, without limitation, all present and future accounts, accounts receivable, cash, cash equivalents, deposits, deposit accounts, loss carry back, tax refunds, insurance proceeds, premiums, rebates and refunds, choses in action, investment property, securities, partnership interests, limited liability company interests, contracts, contract rights, general intangibles (including without limitation, all customer and advertiser mailing lists, intellectual property, patents, copyrights, trademarks, trade secrets, trade names, domain names, goodwill, customer lists, advertiser lists, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise), all websites (including without limitation, all content, HTML documents, audiovisual material, software, data, hardware, access lines, connections, copyrights, trademarks, patents and trade secrets relating to such websites) and domain names, any information stored on any


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     medium, including electronic medium, related to any of the personal property of Debtor, all financial books and records and other books and records relating, in any manner, to the business of Debtor, all proposals and cost estimates and rights to performance, all instruments and promissory notes, documents and chattel paper, and all debts, obligations and liabilities in whatever form owing to Debtor from any person, firm or corporation or any other legal entity, whether now existing or hereafter arising, now or hereafter received by or belonging or owing to Debtor; and all guaranties and security therefor, and all letters of credit and other supporting obligations in respect of such debts, obligations and liabilities. (The Collateral referred to in subsections 2.2 through 2.9 is referred to herein as the "Intangible Collateral.")

The security interest of Purchasers in the Collateral shall be superior and prior to all other Liens except (i) Liens in favor of FCC pursuant to the terms of the Credit Agreement and subject to the provisions of the Intercreditor Agreement and (ii) any other prior Liens permitted pursuant to the terms of the Securities Purchase Agreement..

     3. REPRESENTATIONS AND WARRANTIES. Debtor hereby represents and warrants to Purchasers as follows:

          3.1 OWNERSHIP OF COLLATERAL. Debtor is the owner of all of the Collateral in which a security interest is granted hereunder, except the portion thereof consisting of after-acquired Property, and Debtor will be the owner of such after-acquired Property, free from any Lien except for Permitted Liens.

          3.2 LOCATION OF DEBTOR; PLACES OF BUSINESS. Debtor is a corporation organized under the laws of the State of Delaware. There is listed on EXHIBIT A hereto the location of the chief executive office of Debtor, all of the other places of business of Debtor and all locations where the Tangible Collateral and the books and records of Debtor are kept. Debtor shall not take any actions the result of which would be a change in Debtor's state of organization nor change the location of (i) Debtor's (A) chief executive office or (B) books and records or (ii) any Tangible Collateral, in each case without first giving Purchasers at least 30 days' advance written notice thereof and having taken any and all action reasonably requested by Purchasers to maintain and preserve the Lien in favor of Purchasers hereby granted free and clear of any Lien whatsoever except for Permitted Liens.

          3.3 TRADE OR ASSUMED NAMES. All trade or assumed names under which Debtor has done business in the last 5 years are listed in EXHIBIT B.

          3.4 FINANCING STATEMENTS. Except for the financing statements of FCC and Purchasers and the financing statements disclosed on the Schedules to the Securities Purchase Agreement, if any, to Debtor's knowledge, no financing statement covering any Collateral or any portion or proceeds thereof is on file in any public office.


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          3.5 INTANGIBLE COLLATERAL. The Intangible Collateral represents bona fide and existing indebtedness, obligations, liabilities, rights and privileges owed or belonging to Debtor to which, to the best of Debtor's knowledge, there is no valid defense, set-off or counterclaim against Debtor and in connection with which there is no default with respect to any material payment or material performance on the part of Debtor, or, to the best of Debtor's knowledge, any other party.

          3.6 TANGIBLE COLLATERAL-PERSONAL PROPERTY. All Tangible Collateral at all times shall be considered personal property.

     4. AFFIRMATIVE COVENANTS. Until all of Debtor's Obligations are satisfied, Debtor agrees that it will:

          4.1 TAXES. Pay promptly when due all taxes, levies, assessments and governmental charges upon and relating to any of the Property, income or receipts of Debtor or otherwise for which Debtor is or may be liable.

          4.2 INSURANCE. Debtor shall maintain insurance on the Collateral as required pursuant to the terms of the Securities Purchase Agreement..

          4.3 TANGIBLE COLLATERAL.

               4.3.1 GOOD REPAIR. Keep the Tangible Collateral in good working order and repair and make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof at all times shall be maintained and preserved.

               4.3.2 INSURANCE REQUIREMENTS. Maintain the Tangible Collateral at all times in accordance with the requirements of all insurance carriers which provide insurance with respect to such Tangible Collateral so that such insurance shall remain in full force and effect.

               4.3.3 CERTIFICATES OF TITLE. Upon the request of Purchasers (i) promptly deliver to Purchasers all certificates of title pertaining to the Tangible Collateral and (ii) take all actions requested by Purchasers to cause the Lien granted to Purchasers hereunder to be noted on such certificates of title.

               4.3.4 USE OF COLLATERAL. Use the Tangible Collateral in material compliance with all statutes, regulations, ordinances, requirements and regulations and all judgments, orders, injunctions and decrees applicable thereto, and all other federal, state and local laws.

          4.4 INTANGIBLE COLLATERAL.


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               4.4.1 PAYMENTS. Make all payments and perform all acts reasonably necessary to maintain and preserve the Intangible Collateral, including, without limitation, filing of documents, renewals or other information with any Governmental Body or any other Person.

               4.4.2 DELIVERY OF INSTRUMENTS. Promptly deliver to Purchasers or, prior to the termination of the Intercreditor Agreement, to FCC the original executed copies of all instruments and promissory notes which constitute part of the Intangible Collateral, together with such endorsements, assignments and other agreements as Purchasers may request in order to perfect the Security Interests.

               4.4.3 ACCURATE RECORDS. At all times keep accurate and complete records of payment and performance by Debtor and other persons or entities of their respective obligations with respect to the Intangible Collateral and permit Purchasers or any of its agents to call at Debtor's place of business without hindrance or delay to inspect, audit, check or make extracts from the books, records, correspondence or other data relating to the Intangible Collateral, provided that, unless an Event of Default has occurred and is continuing, Purchasers will not make or cause to be made any such inspections more often than 4 times per year.

               4.4.4 DEFAULTS, OTHER CLAIMS. Immediately inform Purchasers of any default in payment or performance by Debtor or any other person or entity of any obligation with respect to the Intangible Collateral or of claims made by others in regard to the Intangible Collateral, if either of which could have a Material Adverse Effect.

               4.4.5 COMMERCIAL TORT CLAIMS. Immediately inform Purchasers of the occurrence of any commercial tort claims of which Debtor is claimant and provide to Purchasers such information with respect thereto as Purchasers may require.

          4.5 COLLECTION OF PROCEEDS. Collect the proceeds of indebtedness owing to Debtor by any person or entity under any instrument or by any account debtor with respect to any account, contract right, chattel paper or general intangible.

          4.6 FINANCING STATEMENTS, FURTHER ASSURANCES. Debtor hereby authorizes Purchasers to file any financing statements in any jurisdictions as may be necessary to perfect the security interest in the Collateral granted pursuant to this Security Agreement. Debtor, upon demand, shall pay the cost of filing all such financing statements, continuation statements, termination statements, amendments to any of the foregoing and other documents.

     5. NEGATIVE COVENANTS. Until all of Debtor's Obligations are satisfied, Debtor agrees that it will not:


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          5.1 SALES AND TRANSFER OF COLLATERAL. Sell, lease, assign or otherwise dispose of any of the Collateral, except as may be permitted by and in accordance with the applicable provisions the Securities Purchase
     Agreement.

          5.2 INSTALLATION OF TANGIBLE COLLATERAL. Permit any of the Tangible Collateral to be installed, affixed or attached to the real estate of Debtor or any other person or entity so as to become a part thereof or become in any sense a fixture not otherwise pledged to Purchasers.

     6. EVENT OF DEFAULT. Debtor shall be in default under this Security Agreement upon the occurrence of an Event of Default under the Securities Purchase Agreement.

     7. REMEDIES UPON DEFAULT. Upon the occurrence and continuance of an Event of Default:

          7.1 RIGHTS OF PURCHASERS. Purchaser shall have all of the rights and remedies of a secured party under the Code and all other rights and remedies accorded to secured parties at equity or law, including, without limitation, the right to apply for and have a receiver appointed by a court of competent jurisdiction to manage, protect and preserve the Collateral, to continue operating the BUSINESS of Debtor and to collect all revenues and profits thereof. Any notice of sale or other disposition of Collateral given not less than ten (10) days prior to such proposed action shall constitute reasonable and fair notice of such action. Purchasers may postpone or adjourn any such sale from time to time by announcement at the time and place of sale stated in the notice of sale or by announcement of any adjourned sale, without being required to give a further notice of sale. Any such sale may be for cash or, unless prohibited by applicable law, upon such credit or installment terms as Purchasers shall determine. Debtor shall be credited with the net proceeds of such sale only when such proceeds actually are received by Purchasers in U.S. dollars available to Purchasers. Despite the consummation of any such sale, Debtor shall remain liable for any deficiency on Debtor's Obligations which remains outstanding following any such sale.

          7.2 ASSEMBLY OF COLLATERAL. Upon the request of Purchasers, Debtor shall assemble and make the Collateral available to Purchasers at a place designated by Purchasers.

          7.3 PROCEEDS. Debtor shall hold all proceeds of the Collateral collected by Debtor in trust for Purchasers, and promptly upon receipt thereof, turn over such proceeds to Purchasers in the exact form in which they were received.

          7.4 OTHER RIGHTS. Purchasers, at their election, and without notice to Debtor, may:


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               7.4.1 NOTIFICATION. Notify the obligors under any instruments and the account debtors of any account, contract right, chattel paper or general intangible to make all payments directly to Purchasers.

               7.4.2 COLLECTION OF PAYMENTS. Demand, sue for, collect or receive, in the name of Debtor or any Purchaser, any money, property or assets payable or receivable on any item of Collateral.

               7.4.3 SETTLEMENT. Settle, release, compromise, adjust, sue upon or otherwise enforce any item of Collateral as Purchasers may determine.

               7.4.4 MAIL OF DEBTOR; ENDORSEMENT OF CHECKS. For the purpose of enforcing Purchasers' rights under this Security Agreement, open all mail containing checks and other forms of payment in respect of accounts receivable of the Debtor and process such checks and other forms of payment.

     8. POWER OF ATTORNEY. To effectuate the rights and remedies of Purchasers under this Security Agreement, Debtor hereby irrevocably appoints Purchasers as its attorney-in-fact, in the name of Debtor or in the name of Purchasers, to:

          8.1 EXECUTION OF FINANCING STATEMENTS. Execute and file from time to time financing statements, continuation statements, termination statements and amendments thereto, covering the Collateral, in form satisfactory to Purchasers.

          8.2 EXECUTION OF OTHER DOCUMENTS. If an Event of Default exists and is continuing, take all action and execute all documents referred to in
     Section 7.4 above.

The power of attorney granted pursuant to this SECTION 8 is coupled with an interest and shall be irrevocable until all of Debtor's Obligations have been paid and performed in full.

     9. CERTAIN AGREEMENTS OF DEBTOR.

          9.1 WAIVER OF NOTICE. Debtor hereby waives notice of the acceptance of this Security Agreement and, except as otherwise specifically provided in
     Section 7.1 above or in the Investment Agreements, all other notices, demands or protests to which Debtor otherwise might be entitled by law (and which lawfully may be waived) with respect to this Security Agreement, Debtor's Obligations and the Collateral.

          9.2 RIGHTS OF PURCHASERS. Debtor agrees that Purchasers (i) shall have no duty as to the collection or protection of the Collateral or any income thereon, (ii) may exercise the rights and remedies of Purchasers with respect to the Collateral without resort or regard to other security or sources for payment and (iii) shall not be deemed to have waived any of the rights or remedies granted to Purchasers hereunder unless such waiver shall be in writing and shall be signed by Purchasers. Debtor and Purchasers acknowledge their intent that, upon the occurrence of an Event of Default, Purchasers


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     shall receive, to the fullest extent permitted by law and governmental policy, all rights necessary or desirable to obtain, use or sell the Collateral, and to exercise all remedies available to Purchasers under the Investment Agreements, the Code or other applicable law. Debtor and Purchasers further acknowledge and agree that, in the event of changes in law or governmental policy occurring subsequent to the date hereof that affect in any manner Purchasers' rights of access to, or use or sale of, the Collateral, or the procedures necessary to enable Purchasers to obtain such rights of access, use or sale, Purchasers and Debtor shall amend the Investment Agreements, in such manner as Purchasers shall request, in order to provide Purchasers such rights to the greatest extent possible consistent with then applicable law and governmental policy.

          9.3 NO DELAY, SINGLE OR PARTIAL EXERCISE PERMITTED. No delay or omission on the part of Purchasers in exercising any rights or remedies contained herein shall operate as a waiver of such right or remedy or of any other right or remedy, and no single or partial exercise of any right or remedy shall preclude any other or further exercise thereof, or the exercise of any other right or remedy. A waiver of any right or remedy on any one occasion shall not be construed as a bar or waiver of any right or remedy on future occasions, and no delay, omission, waiver or single or partial exercise of any right or remedy shall be deemed to establish a custom or course of dealing or performance between the parties hereto.

     10. INTERCREDITOR AGREEMENT. The Liens granted pursuant to this Security Agreement are subject to the Intercreditor Agreement, which, among other things, subordinates the Lien in the Collateral granted to Purchasers hereunder to the Lien in the Collateral granted to the holders of Senior Obligations (as defined in the Intercreditor Agreement) under the Credit Agreement.

     11. RIGHTS CUMULATIVE. All rights and remedies of Purchasers pursuant to this Security Agreement, the Securities Purchase Agreement or the other Investment Agreements, shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

     12. SEVERABILITY. In the event that any provision of this Security Agreement is deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court, the validity, legality and enforceability of the remaining terms and provisions of this Security Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Security Agreement.

     13. NOTICES. All notices and communications under this Security Agreement shall be in writing and delivered in the manner set forth in the Securities Purchase Agreement.

     14. SUCCESSORS AND ASSIGNS. This Security Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of Purchasers and Debtor.


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     15. CAPTIONS. The headings in this Security Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

     16. COUNTERPARTS. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall be one and the same instrument.

     17. SURVIVAL OF SECURITY AGREEMENT; TERMINATION. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of the Investments Agreements and shall terminate only when Debtor's Obligations have been satisfied in full.

     18. GOVERNING LAW; JURISDICTION. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed in the State of Illinois. The parties hereto irrevocably consent to the jurisdiction of the United States federal courts located in the State of Illinois and the State Courts in the County of Cook in the State of Illinois in any suit or proceeding based on or arising under this Security Agreement or the transactions contemplated hereby and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. Debtor irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. Debtor further agrees that service of process upon Debtor mailed by the first class mail shall be deemed in every respect effective service of process upon Debtor in any suit or proceeding arising hereunder. Nothing herein shall affect either Purchaser's right to serve process in any other manner permitted by law. The parties hereto agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner

     19. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, DEBTOR AND PURCHASERS HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS SECURITY AGREEMENT OR ANY OTHER INVESTMENT AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OBLIGATION HEREUNDER OR THEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PURCHASERS OR DEBTOR OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. DEBTOR AND THE PURCHASERS ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 19 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH EACH OF THE DEBTOR AND THE PURCHASERS HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS SECURITY AGREEMENT AND THE OTHER INVESTMENT AGREEMENTS. Either Purchaser or Debtor may file an original counterpart or a copy of this


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Section 19 with any court as written evidence of the consent of the parties hereto to the waiver of their respective right to trial by jury.

     20. TIME OF THE ESSENCE. Time for the performance of Debtor's Obligations under this Security Agreement is of the essence.

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     IN WITNESS WHEREOF, this Security Agreement has been executed and delivered by the parties hereto by a duly authorized officer of each such party on the date first set forth above.

DEBTOR:

ALTERNATIVE RESOURCES CORPORATION


By:   /s/ Steven Purcell
    ---------------------------------
    Name:  Steven Purcell
    Title: Senior Vice President and Chief
           Financial Officer

PURCHASERS:

WYNNCHURCH CAPITAL PARTNERS, L.P.

By: Wynnchurch Management Inc., its general
    partner


By:   /s/ John Hatherly
    --------------------------------
    Name:  John Hatherly
    Title: President



WYNNCHURCH CAPITAL PARTNERS
CANADA, L.P.

By: Wynnchurch GP Canada, Inc., its general
    partner


By: /s/ John Hatherly
    --------------------------------
    Name:  John Hatherly
    Title: President



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                                    EXHIBIT A

                       LOCATION OF CHIEF EXECUTIVE OFFICE,
                      LOCATION OF OTHER PLACES OF BUSINESS,
                        LOCATION OF BOOKS AND RECORDS AND
                      LOCATIONS OF ALL TANGIBLE COLLATERAL


                                    [OMITTED]



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                                    EXHIBIT B

                               LIST OF TRADE NAMES


                                    [OMITTED]